EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

WEBSTER BANK, NATIONAL ASSOCIATION
with and into
Santander Bank, National Association

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made this 30th day of March, 2026, by and among Santander Bank, National Association (“SBNA” or the “Resulting Bank”), a national banking association, with its main office located at 824 N. Market Street, Suite 100, Wilmington, DE 19801; Webster Bank, National Association (“WBNA”), a national banking association, with its main office located at 1959 Summer Street, Stamford, CT 06905; and Santander Holdings USA, Inc. (“SHUSA”), which owns all of the outstanding shares of SBNA. Collectively, SBNA and WBNA are referred to as the “Banks”.

WHEREAS, the Board of Directors of SBNA and the Board of Directors of SHUSA have unanimously approved this Agreement (in the form presented to the board) and authorized its execution pursuant to the authority given by and, in the case of SBNA, in accordance with the provisions of the Federal Deposit Insurance Act, 12 U.S.C. § 1828(c) and 12 U.S.C. § 1831u, the National Bank Consolidation and Merger Act, 12 U.S.C. § 215a-1, the National Bank Act, 12 U.S.C. §§ 24, 36(d), and the implementing regulations of the Office of the Comptroller of the Currency (the “OCC”), 12 C.F.R. Part 5 (collectively, the “National Bank Merger Laws”);

WHEREAS, the Board of Directors of WBNA has unanimously approved this Agreement (in the form presented to the board) and authorized its execution pursuant to the authority given by and in accordance with the provisions of the National Bank Merger Laws;

WHEREAS, Webster Financial Corporation (“WBS”), which owns all of the outstanding shares of capital stock of WBNA, Banco Santander, S.A. (“BSSA”), which indirectly owns all of the outstanding shares of capital stock of SBNA, and Webster Virginia Corporation (“Webster Virginia”), a wholly owned subsidiary of WBS, have entered into a Transaction Agreement (the “Transaction Agreement”), dated as of February 3, 2026, which, among other things, provides for the merger of WBS with and into Webster Virginia, with Webster Virginia continuing as the surviving corporation in such merger, and, immediately afterwards, the acquisition by BSSA of all outstanding shares of Webster Virginia common stock through a statutory share exchange, all subject to the terms and conditions of such Transaction Agreement (the “HoldCo Transactions”);

WHEREAS, SHUSA and BSSA, which owns all of the outstanding shares of capital stock of SHUSA and would own all of the outstanding shares of Webster Virginia common stock following the HoldCo Transactions, intend to enter into an agreement which, among other things, provides for the contribution of all outstanding shares of Webster Virginia common stock to SHUSA immediately following the HoldCo Transactions (the “Webster Virginia Contribution”), in order to comply with Regulation YY of the Board of Governors of the Federal Reserve System (the “Federal Reserve”).

WHEREAS, SHUSA and Webster Virginia intend to enter into an agreement which, among other things, provides for the merger of Webster Virginia with and into SHUSA immediately following the Webster Virginia Contribution, all subject to the terms and conditions of such agreement (the “IHC Merger” and, collectively with the HoldCo Transactions and Webster Virginia Contribution, the “Prior Transactions”);

WHEREAS, each of SHUSA, SBNA and WBNA is entering into this Agreement to provide for:  (i) the contribution by SHUSA of all of the outstanding shares of capital stock of WBNA to SBNA for no consideration (the “WBNA Contribution”) immediately following the Prior Transactions and as a momentary, intermediate step immediately preceding the Bank Merger (defined below); and (ii) the merger of WBNA with and into SBNA immediately following the WBNA Contribution, with SBNA being the surviving bank of such merger (the “Bank Merger”);

WHEREAS, Webster Virginia, as the sole shareholder of WBNA following completion of the HoldCo Transactions, and SHUSA, as the sole shareholder of SBNA, have adopted and approved this Agreement;

WHEREAS, WBNA will submit a Bank Merger Act application to request approval from the OCC for the Bank Merger (the “Application”); and

WHEREAS, for U.S. federal income tax purposes, it is intended that (A) the Bank Merger shall either (i) constitute a complete liquidation of WBNA to which Section 332 of the Internal Revenue Code of 1986, as amended (the “Code”) applies (the “Liquidation Treatment”), or (ii) qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Reorganization Treatment”), and (B) this Agreement is intended to be and is adopted as (i) a plan of liquidation for purposes of Section 332 of the Code and the Treasury regulations thereunder to the extent the Liquidation Treatment applies, and (ii) a plan of reorganization for purposes of Sections 354 and 361 of the Code to the extent the Reorganization Treatment applies.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:

SECTION 1

Subject to the terms and conditions of this Agreement, (i) SHUSA shall contribute all of the outstanding shares of capital stock of WBNA to SBNA for no consideration in the WBNA Contribution and, (ii) immediately afterwards, at the Effective Time (as defined below), WBNA shall be merged with and into SBNA in the Bank Merger in accordance with the provisions of, and with the effects provided in, the Bank Merger Laws. Following the Bank Merger, SBNA shall continue its existence as the Resulting Bank under the charter of the Resulting Bank, and the separate corporate existence of WBNA shall cease. Subject to the terms of this Agreement, approval of the OCC and applicable law, the closing of the Bank Merger shall become effective at such time and date as are agreed to by the Banks or such other time and date as shall be provided by law (such time when the Bank Merger becomes effective, the “Effective Time”); provided that in no event shall the Effective Time be earlier than, or at the same time as, the effective time of the HoldCo Transactions.

SECTION 2

The name of the Resulting Bank at the Effective Time shall be “Santander Bank, National Association”  The Resulting Bank will exercise trust powers.

SECTION 3

The business of the Resulting Bank from and after the Effective Time shall be that of a national banking association. This business of the Resulting Bank shall be conducted at its main office, which shall be located at 824 N. Market Street, Suite 100, Wilmington, DE 19801, as well as at its legally established branches, including the main office and each of the legally established branches of WBNA existing at the Effective Time, at the officially designated address of each such office or branch, in each case without limiting the authority under applicable law of the Resulting Bank to close, relocate or otherwise make any change regarding any such branch. The deposit accounts of the Resulting Bank will be insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act.

SECTION 4

At the Effective Time, each share of capital stock of SBNA issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Bank Merger.

SECTION 5

All assets of SBNA and WBNA, as they exist at the Effective Time, shall pass to and vest in the Resulting Bank without any conveyance or other transfer; the Resulting Bank shall be considered the same business and corporate entity as each constituent bank, with all the rights, powers and duties of each constituent bank; and the Resulting Bank shall be responsible for all of the liabilities of every kind and description, including, but not limited to, liabilities arising from fiduciary activities, of SBNA and WBNA existing as of the Effective Time, all in accordance with the provisions of the Bank Merger Laws.

SECTION 6

By virtue of the Bank Merger and without any action on the part of the holder of any capital stock of WBNA, at the Effective Time, each outstanding share of capital stock of WBNA shall be cancelled with no consideration being paid therefor.

By virtue of the Bank Merger and without any action on the part of the holder of any capital stock of WBNA, outstanding certificates representing shares of the capital stock of WBNA shall, at the Effective Time, be cancelled.

SECTION 7

Effective as of the Effective Time, the initial composition of the full Board of Directors of the Resulting Bank shall be that of the Board of Directors of SBNA as of immediately prior to the Effective Time, which, pursuant to Section 8.03 of the Transaction Agreement, shall include (i) Mr. John R. Ciulla, (ii) Mr. Luis Massiani and (iii) two additional members of the board of directors of WBS to be mutually agreed by BSSA and WBS. Effective as of the Effective Time, each director of the Resulting Bank shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Association and bylaws of the Resulting Bank.

SECTION 8

This Agreement has been approved by WBS, which owns all of the outstanding shares of WBNA, and by SHUSA, which owns all of the outstanding shares of SBNA.

SECTION 9

The respective obligations of the Banks to effect the Bank Merger are also subject to the satisfaction at or prior to the Effective Time of the following terms and conditions:

(a)The Prior Transactions shall have closed and become effective.

(b) The OCC shall have approved the Application and shall have issued all other necessary authorizations and approvals related to the Bank Merger, all of which shall be in full force and effect, and any statutory waiting period shall have expired.

(c) No jurisdiction or governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and binding upon the Banks which prohibits or makes illegal consummation of the Bank Merger and is not otherwise preempted by Federal law.

(d) Subject to the satisfaction of the terms and conditions described in the foregoing clauses (a), (b) and (c), this Agreement may be amended or terminated, and the Bank Merger may be abandoned, only by the mutual written agreement of SBNA and WBNA at any time prior to the Effective Time, whether before or after the filing of the Application and notwithstanding the prior approval of this Agreement and the Bank Merger by the sole shareholder of SBNA or WBNA.

SECTION 10

Effective as of the Effective Time, the Articles of Association and bylaws of the Resulting Bank shall consist of the Articles of Association and bylaws of SBNA as in effect immediately prior to the Effective Time.

SECTION 11

The parties hereto each agree (A) to treat the WBNA Contribution as a tax-deferred transaction under Section 351(a) of the Code, (B) to treat the Bank Merger as either (i) a complete liquidation of WBNA to which Section 332 of the Code applies, or (ii) a “reorganization” within the meaning of Section 368(a) of the Code, and (C) this Agreement is intended to be and is adopted as (i) a plan of liquidation for purposes of Section 332 of the Code and the Treasury regulations thereunder to the extent the Liquidation Treatment applies, and (ii) a plan of reorganization for purposes of Sections 354 and 361 of the Code to the extent the Reorganization Treatment applies.

SECTION 12

This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.

The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.

Except to the extent Federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns. Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.

This Agreement may be executed in counterparts (including by facsimile or optically-scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, Santander Holdings USA, Inc., Santander Bank, National Association and Webster Bank, National Association have entered into this Agreement as of the date and year first set forth above.

Santander Holdings USA, Inc.

By:	/s/ Christiana Riley
Name: Christiana Riley Title: President and Chief Executive Officer

Santander Bank, National Association

By:	/s/ Christiana Riley
Name: Christiana Riley Title: President and Chief Executive Officer

Webster Bank, National Association

By:	/s/ John R. Ciulla
Name: John R. Ciulla Title: Chairman, President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]